EXHIBIT 99.1
NEWS RELEASE
For more information, contact:
Kenneth Schellenberg
FBCInvestorRelations@flagstar.com
(248) 312-5741

Flagstar Bancorp Reports Second Quarter 2019 Net Income of $61 million, or $1.06 Per Diluted Share

Key Highlights - Second Quarter 2019

•	Adjusted net income of $41 million, or $0.71 per diluted share, excluding Department of Justice ("DOJ") benefit of $25 million.

•	Positive operating leverage as total adjusted operating revenue increased $46 million, or 20 percent, while noninterest expense rose $23 million, or 12 percent from last quarter.

•	Mortgage revenues increased $25 million from prior quarter, led by margin expansion of 17 basis points and an increase in fallout-adjusted locks, partially offset by lower net return on MSRs.

•	Net interest income increased $12 million, driven by broad-based earning asset growth.

TROY, Mich., July 23, 2019 - Flagstar Bancorp, Inc. (NYSE: FBC), the holding company for Flagstar Bank, FSB, today reported second quarter 2019 net income of $61 million, or $1.06 per diluted share, compared to first quarter 2019 net income of $36 million, or $0.63 per diluted share. On an adjusted basis, Flagstar reported net income of $41 million, or $0.71 per diluted share, for the second quarter 2019, compared to net income of $37 million, or $0.64 per diluted share, for the first quarter 2019. For the second quarter 2018, Flagstar reported net income of $50 million, or $0.85 per diluted share.

Second Quarter 2019 Highlights:

"Our solid second quarter results demonstrate the strength and durability of our franchise,” said Alessandro DiNello, president and chief executive officer of Flagstar Bancorp, Inc. “Our commercial lending, mortgage banking and servicing teams executed well, fueling top-line growth and driving positive operating leverage and an improved efficiency ratio. The flexibility of our business model positioned us to quickly pivot during the quarter to take advantage of attractive market opportunities.

"The community banking and mortgage servicing businesses provided another quarter of stable earnings. Net interest income grew $12 million as earning assets grew $1.5 billion, or 9 percent during the quarter. Our commercial loan growth was 22 percent as we focused on growing our higher-yielding portfolios, such as our warehouse business. Total serviced accounts increased to 983,000, continuing growth in a segment that provides both a stable source of fee income and liquidity.

“Our mortgage team delivered a strong quarter as they maintained pricing discipline and grew gain on sale margin by 17 basis points compared to first quarter 2019 and 18 basis points compared to second quarter 2018.

It is also the third consecutive quarter that gain on sale margin expanded and we increased fallout-adjusted locks by 26 percent to $8.3 billion. The improvement in net gain on loan sales more than offset a lower net return on MSRs.

"During the quarter we recognized a $30 million partial charge-off related to the Live Well Financial loan we disclosed in our first quarter Form 10-Q. While we believe a recovery of some amount may be realized through legal remedies, we cannot quantify that at this time. We are confident this is an isolated situation as the credit quality of our loan portfolio remains strong.

"We were very pleased with the quality of earnings this quarter, as we realized earnings per share growth over prior quarter. This performance reflects the strength and flexibility of our unique business model to adapt to ever-changing market conditions and continue to improve profitability. Looking forward, we believe we are positioned well to continue to deliver positive results for our shareholders."

Income Statement Highlights
	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in millions)
Net interest income	$138	$126	$152	$124	$115
Provision (benefit) for loan losses	17	—	(5)	(2)	(1)
Noninterest income	168	109	98	107	123
Noninterest expense	214	191	189	173	177
Income before income taxes	75	44	66	60	62
Provision for income taxes	14	8	12	12	12
Net income	$61	$36	$54	$48	$50

Income per share:
Basic	$1.08	$0.64	$0.94	$0.84	$0.86
Diluted	$1.06	$0.63	$0.93	$0.83	$0.85

Adjusted Income Statement Highlights (Non-GAAP) (1)
	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in millions)
Net interest income	$138	$126	$123	$124	$115
Provision (benefit) for loan losses	17	—	(5)	(2)	(1)
Noninterest income	143	109	98	107	123
Noninterest expense	214	190	175	172	177
Income before income taxes	50	45	51	61	62
Provision for income taxes	9	8	9	12	12
Net income	$41	$37	$42	$49	$50

Income per share:
Basic	$0.72	$0.65	$0.73	$0.86	$0.86
Diluted	$0.71	$0.64	$0.72	$0.85	$0.85

(1)	See Non-GAAP Reconciliation for further information.

Key Ratios
	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Net interest margin	3.08%	3.09%	3.70%	2.93%	2.86%
Adjusted net interest margin (1)	3.08%	3.09%	2.99%	2.93%	2.86%
Return on average assets	1.2%	0.8%	1.2%	1.0%	1.1%
Return on average common equity	14.6%	9.2%	14.0%	12.8%	13.5%
Efficiency ratio	69.8%	81.3%	75.7%	74.6%	74.4%
HFI loan-to-deposit ratio	75.0%	71.0%	74.7%	78.3%	80.5%
Adjusted HFI loan-to-deposit ratio (2)	80.6%	77.0%	77.3%	77.8%	78.1%

(1)
The three months ended December 31, 2018, excludes $29 million of hedging gains reclassified from AOCI to net interest income in conjunction with the payment of long-term FHLB advances. See Non-GAAP Reconciliation for further information.

(2)	Excludes warehouse loans and custodial deposits. See Non-GAAP Reconciliation for further information.

Average Balance Sheet Highlights
	Three Months Ended					% Change
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	Seq	Yr/Yr
	(Dollars in millions)
Average interest-earning assets	$17,759	$16,294	$16,391	$16,786	$15,993	9%	11%
Average loans held-for-sale (LHFS)	3,539	3,266	3,991	4,393	4,170	8%	(15)%
Average loans held-for-investment (LHFI)	10,613	9,164	8,916	8,872	8,380	16%	27%
Average total deposits	14,159	12,906	11,942	11,336	10,414	10%	36%

Net Interest Income

Net interest income increased $12 million, or 10 percent, to $138 million for the second quarter 2019 as compared to the first quarter 2019. The results reflect a 9 percent increase in average earning assets, led by 22 percent growth in commercial loans. Net interest margin decreased 1 basis point to 3.08 percent for the second quarter 2019 as compared to the first quarter 2019. This was accomplished all while generating high quality loan and deposit growth despite falling interest rates.

Loans held-for-investment averaged $10.6 billion for the second quarter 2019, increasing $1.4 billion from the prior quarter. During the second quarter 2019, average warehouse loans increased $822 million, or 70 percent, due to actions taken to grow overall net interest income while also benefiting from seasonally higher volume. We also had broad-based commercial real estate and commercial and industrial loan growth as those portfolios rose $294 million, or 8 percent. Average consumer loans increased $333 million, or 8 percent, driven primarily by loan growth in non-auto indirect and mortgage.

Average total deposits were $14.2 billion in the second quarter 2019, increasing $1.3 billion, or 10 percent, from the first quarter 2019. The increase reflects $936 million higher custodial deposits and $332 million higher retail deposits.

Provision for Loan Losses

The provision for loan losses was $17 million for the second quarter 2019, as compared to no provision for the first quarter 2019. The higher provision was due to the $30 million Live Well Financial partial loan charge-off resulting from the borrower unexpectedly ceasing operations under unusual circumstances and $4 million of net charge-offs primarily on unsecured consumer loans. This was partially offset by $9 million from the payoff of substandard commercial loans and the continued strength of our consumer portfolio.

Noninterest Income

Noninterest income increased $59 million, or 54 percent, to $168 million in the second quarter 2019, as compared to $109 million for the first quarter 2019. Excluding the $25 million DOJ benefit, adjusted noninterest income rose $34 million, or 31 percent, primarily due to actions we took to increase gain on sale margin while also benefiting from increased refinance activity and the seasonality of our mortgage business. During the quarter, certain available for sale securities were sold, which resulted in a gain. These increases were partially offset by lower net loan administration income.

Second quarter 2019 net gain on loan sales increased $26 million, or 53 percent, to $75 million, versus $49 million in the first quarter 2019. The net gain on loan sale margin expanded 17 basis points to 0.89 percent for the second quarter 2019, as compared to 0.72 percent for the first quarter 2019. Fallout-adjusted locks increased 26 percent to $8.3 billion, reflecting seasonally higher volume and increased refinance activity due to the persistence of lower mortgage rates.

Loan fees and charges increased $7 million, or 41 percent, to $24 million for the second quarter 2019, as compared to $17 million for the first quarter 2019, driven by seasonally higher mortgage loan closings.

The DOJ settlement liability fair value adjustment was $25 million for the quarter, reducing the liability to $35 million at June 30, 2019. The lower value resulted from a change in the expectation as to the likelihood and timing of payments to the DOJ.

Mortgage Metrics
						Change (% / bps)
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	Seq	Yr/Yr
	(Dollars in millions)
For the three months ended:
Mortgage rate lock commitments (fallout-adjusted) (1)	$8,344	$6,602	$5,284	$8,290	$9,011	26%	(7)%
Net margin on mortgage rate lock commitments (fallout-adjusted) (1) (2)	0.89%	0.72%	0.60%	0.51%	0.71%	17	18
Net gain on loan sales	$75	$49	$34	$43	$63	53%	19%
Net return on the mortgage servicing rights (MSR)	$5	$6	$10	$13	$9	(17)%	(44)%
Gain on loan sales + net return on the MSR	$80	$55	$44	$56	$72	45%	11%
At the end of the period:
Loans serviced (number of accounts - 000's) (3)	983	962	851	627	543	2%	81%
Capitalized value of MSRs	1.23%	1.27%	1.35%	1.43%	1.34%	(4)	(11)
(1) Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2) Based on net gain on loan sales (excludes net gain on loan sales of $2 million from loans transferred from LHFI during both the three months ended March 31, 2019 and December 31, 2018) to fallout-adjusted mortgage rate lock commitments.

(3) Includes loans serviced for own loan portfolio, serviced for others, and subserviced for others.

Noninterest Expense

Noninterest expense increased to $214 million for the second quarter 2019, as compared to $191 million for the first quarter 2019. The increase is primarily attributable to mortgage-related expenses driven by seasonally higher mortgage closings.

The Company's efficiency ratio was 70 percent for the second quarter 2019, as compared to 81 percent for the first quarter 2019. The adjusted efficiency ratio was 76 percent in the second quarter 2019. The results reflect positive operating leverage as adjusted total revenue increased 20 percent while expenses rose 12 percent during the second quarter of 2019.

Income Taxes

The second quarter 2019 provision for income taxes totaled $14 million, compared to $8 million for the first quarter 2019. The Company's effective tax rate was 19 percent for the second quarter 2019, compared to 18 percent for the first quarter 2019.

Asset Quality

Credit Quality Ratios
	As of/Three Months Ended					Change (% / bps)
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	Seq	Yr/Yr
	(Dollars in millions)
Allowance for loan loss to LHFI	0.9%	1.3%	1.4%	1.5%	1.5%	(40)	(60)
Charge-offs, net of recoveries	$34	$1	$1	$1	$1	N/M	N/M
Total nonperforming LHFI and TDRs	$63	$24	$22	$25	$27	N/M	N/M
Net charge-offs to LHFI ratio (annualized)	1.29%	0.05%	0.04%	0.05%	0.02%	N/M	N/M
Ratio of nonperforming LHFI and TDRs to LHFI	0.54%	0.24%	0.24%	0.28%	0.30%	30	24
N/M - Not meaningful

The allowance for loan losses was $110 million at June 30, 2019, compared to $127 million at March 31, 2019. The allowance for loan losses covered 0.9 percent of loans held-for-investment at June 30, 2019, as compared to 1.3 percent of loans held-for-investment at March 31, 2019.

Net charge-offs in the second quarter 2019 were $34 million, or 129 basis points of LHFI, compared to $1 million, or 5 basis points in the prior quarter. Charge-offs in the second quarter included the $30 million loss mentioned above and $4 million in other net charge-offs primarily related to unsecured consumer credits acquired in the December branch acquisition.

Nonperforming loans were $63 million at June 30, 2019, compared to $24 million at March 31, 2019. Nonperforming loans at June 30, 2019 includes $37 million collateral dependent commercial loan noted above. The ratio of nonperforming loans to loans held-for-investment was 0.54 percent at June 30, 2019, compared to 0.24 percent at March 31, 2019. At June 30, 2019, early stage loan delinquencies totaled $8 million, or 0.07 percent, of total loans, compared to $9 million, or 0.09 percent, at March 31, 2019.

Capital

Capital Ratios (Bancorp)						Change (% / bps)
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	Seq	Yr/Yr
Tangible common equity to assets ratio (1)	7.31%	7.16%	7.45%	7.74%	7.74%	15	(43)
Tier 1 leverage (to adj. avg. total assets)	7.96%	8.37%	8.29%	8.36%	8.65%	(41)	(69)
Tier 1 common equity (to RWA)	9.13%	9.69%	10.54%	11.01%	10.84%	(56)	(171)
Tier 1 capital (to RWA)	10.78%	11.51%	12.54%	13.04%	12.86%	(73)	(208)
Total capital (to RWA)	11.56%	12.49%	13.63%	14.20%	14.04%	(93)	(248)
MSRs to Tier 1 capital	20.2%	18.3%	19.3%	20.3%	16.9%	190	330
Tangible book value per share (1)	$26.16	$24.65	$23.90	$25.13	$24.37	6%	7%

(1)	See Non-GAAP Reconciliation for further information.

The Company maintained a solid capital position with regulatory ratios well above current regulatory quantitative guidelines for "well capitalized" institutions. At June 30, 2019, the Company had a total risk-based capital ratio of 11.56 percent, as compared to 12.49 percent at March 31, 2019. The decrease in the ratio resulted primarily from $1 billion of warehouse loan growth during the quarter which will naturally decline due to the seasonality of the mortgage business.

Under the terms of recently approved regulatory capital requirements, the Company's Tier 1 leverage ratio would have increased approximately 63 basis points and risk-based capital ratios by approximately 40-50 basis points at June 30, 2019 (pro forma basis).

Earnings Conference Call

As previously announced, the Company's second quarter 2019 earnings call will be held Tuesday, July 23, 2019 at 11 a.m. (ET).

To join the call, please dial (888) 599-8686 toll free or (786) 789-4797 and use passcode 6186033. Please call at least 10 minutes before the conference is scheduled to begin. A replay will be available for five business days by calling (888) 203-1112 toll free or (719) 457-0820 and using passcode 6186033.

The conference call will also be available as a live audiocast on the Investor Relations section of flagstar.com, where it will be archived and available for replay and download. The slide presentation accompanying the conference call will be posted on the site.

About Flagstar

Flagstar Bancorp, Inc. (NYSE: FBC) is an $20.2 billion savings and loan holding company headquartered in Troy, Mich. Flagstar Bank, FSB, provides commercial, small business, and consumer banking services through 160 branches in Michigan, Indiana, California, Wisconsin and Ohio. It also provides home loans through a wholesale network of brokers and correspondents in all 50 states, as well as 78 retail locations in 21 states, representing the combined retail branches of Flagstar and its Opes Advisors mortgage division. Flagstar is a leading national originator and servicer of mortgage and other consumer loans, handling payments and record keeping for $203 billion of loans representing 983,000 borrowers. For more information, please visit flagstar.com.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this news release includes non-GAAP financial measures, such as tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted net interest income, adjusted noninterest income, adjusted noninterest expense, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, adjusted basic and diluted earnings per share, adjusted net interest margin, and adjusted efficiency ratio. The Company believes these non-GAAP financial measures provide additional information that is useful to investors in helping to understand the capital requirements Flagstar will face in the future and underlying performance and trends of Flagstar.

Non-GAAP financial measures have inherent limitations. Readers should be aware of these limitations and should be cautious with respect to the use of such measures. To compensate for these limitations, we use non-GAAP measures as comparative tools, together with GAAP measures, to assist in the evaluation of our operating performance or financial condition. Also, we ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and that they are computed in a manner intended to facilitate consistent period-to-period comparisons. Flagstar’s method of calculating these non-GAAP measures may differ from methods used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for those financial measures prepared in accordance with GAAP or in-effect regulatory requirements.

Where non-GAAP financial measures are used, the most directly comparable GAAP or regulatory financial measure, as well as the reconciliation to the most directly comparable GAAP or regulatory financial measure, can be found in this news release. Additional discussion of the use of non-GAAP measures can also be found in conference call slides, the Form 8-K Current Report related to this news release and in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission. These documents can all be found on the Company’s website at flagstar.com.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the current beliefs and expectations of Flagstar Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company's actual results could differ materially from those described in the forward-looking statements depending upon various factors as described in periodic Flagstar reports filed with the U.S. Securities and Exchange Commission, which are available on the Company’s website (flagstar.com) and on the Securities and Exchange Commission's website (sec.gov). Other than as required under United States securities laws, Flagstar Bancorp does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(Dollars in millions)
(Unaudited)

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Assets
Cash	$268	$268	$260	$139
Interest-earning deposits	51	122	148	220
Total cash and cash equivalents	319	390	408	359
Investment securities available-for-sale	1,718	2,142	2,142	1,871
Investment securities held-to-maturity	661	683	703	748
Loans held-for-sale	3,345	3,874	3,869	4,291
Loans held-for-investment	11,655	9,936	9,088	8,904
Loans with government guarantees	507	470	392	278
Less: allowance for loan losses	(110)	(127)	(128)	(137)
Total loans held-for-investment and loans with government guarantees, net	12,052	10,279	9,352	9,045
Mortgage servicing rights	316	278	290	257
Net deferred tax asset	71	90	103	119
Federal Home Loan Bank stock	303	303	303	303
Premises and equipment, net	415	414	390	355
Goodwill and intangible assets	178	182	190	71
Other assets	828	810	781	711
Total assets	$20,206	$19,445	$18,531	$18,130
Liabilities and Stockholders' Equity
Noninterest bearing deposits	$4,784	$4,016	$2,989	$2,781
Interest bearing deposits	9,632	9,437	9,391	7,807
Total deposits	14,416	13,453	12,380	10,588
Short-term Federal Home Loan Bank advances and other	2,550	3,101	3,244	3,840
Long-term Federal Home Loan Bank advances	500	250	150	1,280
Other long-term debt	495	495	495	494
Other liabilities	589	572	692	453
Total liabilities	18,550	17,871	16,961	16,655
Stockholders' Equity
Common stock	1	1	1	1
Additional paid in capital	1,477	1,476	1,522	1,514
Accumulated other comprehensive loss	(8)	(31)	(47)	(32)
Retained earnings/(accumulated deficit)	186	128	94	(8)
Total stockholders' equity	1,656	1,574	1,570	1,475
Total liabilities and stockholders' equity	$20,206	$19,445	$18,531	$18,130

Flagstar Bancorp, Inc. Condensed Consolidated Statements of Operations (Dollars in millions, except per share data) (Unaudited)

						Second Quarter 2019 Compared to:
	Three Months Ended					First Quarter 2019		Second Quarter 2018
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	Amount	Percent	Amount	Percent
Interest Income
Total interest income	$198	$180	$181	$183	$167	$18	10%	$31	19%
Total interest expense	60	54	29	59	52	6	11%	8	15%
Net interest income	138	126	152	124	115	12	10%	23	20%
Provision (benefit) for loan losses	17	—	(5)	(2)	(1)	17	N/M	18	N/M
Net interest income after provision (benefit) for loan losses	121	126	157	126	116	(5)	(4)%	5	4%
Noninterest Income
Net gain on loan sales	75	49	34	43	63	26	53%	12	19%
Loan fees and charges	24	17	20	23	24	7	41%	—	—%
Net return on the mortgage servicing rights	5	6	10	13	9	(1)	(17)%	(4)	(44)%
Loan administration income	6	11	8	5	5	(5)	(45)%	1	20%
Deposit fees and charges	10	8	6	5	5	2	25%	5	100%
Other noninterest income	48	18	20	18	17	30	167%	31	182%
Total noninterest income	168	109	98	107	123	59	54%	45	37%
Noninterest Expense
Compensation and benefits	90	87	82	76	80	3	3%	10	13%
Occupancy and equipment	40	38	36	31	30	2	5%	10	33%
Commissions	25	13	16	21	25	12	92%	—	—%
Loan processing expense	21	17	16	14	15	4	24%	6	40%
Legal and professional expense	6	6	9	7	6	—	—%	—	—%
Federal insurance premiums	5	4	4	6	6	1	25%	(1)	(17)%
Intangible asset amortization	4	4	3	1	1	—	—%	3	N/M
Other noninterest expense	23	22	23	17	14	1	5%	9	64%
Total noninterest expense	214	191	189	173	177	23	12%	37	21%
Income before income taxes	75	44	66	60	62	31	70%	13	21%
Provision for income taxes	14	8	12	12	12	6	75%	2	17%
Net income	$61	$36	$54	$48	$50	$25	69%	$11	22%
Income per share
Basic	$1.08	$0.64	$0.94	$0.84	$0.86	$0.44	69%	$0.22	26%
Diluted	$1.06	$0.63	$0.93	$0.83	$0.85	$0.43	68%	$0.21	25%

Cash dividends declared	$0.04	$0.04	$—	$—	$—	$—	—%	$0.04	100%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share data)
(Unaudited)

			Six Months Ended June 30, 2019
	Six Months Ended		Compared to: Six Months Ended June 30, 2018
	June 30, 2019	June 30, 2018	Amount	Percent
Interest Income
Total interest income	$378	$319	$59	18%
Total interest expense	114	98	16	16%
Net interest income	264	221	43	19%
Provision (benefit) for loan losses	17	(1)	18	N/M
Net interest income after provision (benefit) for loan losses	247	222	25	11%
Noninterest Income
Net gain on loan sales	124	123	1	1%
Loan fees and charges	41	44	(3)	(7)%
Net return on the mortgage servicing rights	11	13	(2)	(15)%
Loan administration income	17	10	7	70%
Deposit fees and charges	18	10	8	80%
Other noninterest income	66	34	32	94%
Total noninterest income	277	234	43	18%
Noninterest Expense
Compensation and benefits	177	160	17	11%
Occupancy and equipment	78	60	18	30%
Commissions	38	43	(5)	(12)%
Loan processing expense	38	29	9	31%
Legal and professional expense	12	12	—	—%
Federal insurance premiums	9	12	(3)	(25)%
Intangible asset amortization	8	1	7	N/M
Other noninterest expense	45	33	12	36%
Total noninterest expense	405	350	55	16%
Income before income taxes	119	106	13	12%
Provision for income taxes	22	21	1	5%
Net income	$97	$85	$12	14%
Income per share
Basic	$1.71	$1.47	$0.24	16%
Diluted	$1.69	$1.45	$0.24	17%

Cash dividends declared	$0.08	$—	$0.08	100%
N/M - Not meaningful

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Selected Mortgage Statistics:
Mortgage rate lock commitments (fallout-adjusted) (1)	$8,344	$6,602	$9,011	$14,946	$16,734
Mortgage loans originated (2)	$8,641	$5,513	$9,040	$14,154	$16,926
Mortgage loans sold and securitized	$8,838	$5,170	$9,260	$14,008	$16,506
Selected Ratios:
Interest rate spread (3)	2.57%	2.69%	2.58%	2.63%	2.56%
Net interest margin	3.08%	3.09%	2.86%	3.08%	2.81%
Net margin on loans sold and securitized	0.84%	0.92%	0.69%	0.87%	0.75%
Return on average assets	1.22%	0.79%	1.12%	1.01%	0.97%
Adjusted return on average assets (4) (5)	0.81%	0.80%	1.12%	0.81%	0.97%
Return on average common equity	14.58%	9.16%	13.45%	11.94%	11.73%
Return on average tangible common equity (6)	17.14%	11.33%	14.38%	14.33%	12.32%
Adjusted return on average tangible common equity (4)(5)(6)	11.69%	11.78%	14.38%	11.63%	12.32%
Efficiency ratio	69.8%	81.3%	74.4%	74.8%	76.9%
Common equity-to-assets ratio (average for the period)	8.35%	8.59%	8.29%	8.46%	8.28%
Average Balances:
Average interest-earning assets	$17,759	$16,294	$15,993	$17,030	$15,675
Average interest-bearing liabilities	$12,898	$12,505	$13,164	$12,702	$13,069
Average stockholders' equity	$1,668	$1,583	$1,475	$1,626	$1,445

(1)
Fallout-adjusted mortgage rate lock commitments are adjusted by a percentage of mortgage loans in the pipeline that are not expected to close based on previous historical experience and the level of interest rates.

(2)	Includes residential first mortgage.

(3)
Interest rate spread is the difference between the annualized yield earned on average interest-earning assets for the period and the annualized rate of interest paid on average interest-bearing liabilities for the period.

(4)	Excludes acquisition-related expenses attributable to the Wells Fargo branch acquisition of $1 million for the three months ended March 31, 2019 and the six months ended June 30, 2019.

(5)	Excludes DOJ benefit of $25 million during the three and six months ended June 30, 2019.

(6)	Excludes goodwill, intangible assets and the associated amortization.

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Selected Statistics:
Book value per common share	$29.31	$27.86	$27.19	$25.61
Tangible book value per share (1)	$26.16	$24.65	23.90	$24.37
Number of common shares outstanding	56,483,937	56,480,086	57,749,464	57,598,406
Number of FTE employees	4,147	3,996	3,938	3,682
Number of bank branches	160	160	160	107
Ratio of nonperforming assets to total assets (2)	0.36%	0.17%	0.16%	0.19%
Common equity-to-assets ratio	8.19%	8.09%	8.47%	8.14%
MSR Key Statistics and Ratios:
Weighted average service fee (basis points)	39.7	38.0	35.8	32.4
Capitalized value of mortgage servicing rights	1.23%	1.27%	1.35%	1.34%

(1)
Excludes goodwill and intangibles of $178 million, $182 million, $190 million and $71 million at June 30, 2019, March 31, 2019, December 31,2018 and June 30, 2018, respectively. See Non-GAAP Reconciliation for further information.

(2)	Ratio excludes LHFS.

Average Balances, Yields and Rates
(Dollars in millions)
(Unaudited)

	Three Months Ended
	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,539	$40	4.55%	$3,266	$38	4.72%	$4,170	$47	4.50%
Loans held-for-investment
Residential first mortgage	3,146	28	3.61%	3,044	28	3.64%	2,875	25	3.53%
Home equity	814	11	5.54%	745	10	5.63%	679	8	5.05%
Other	518	9	6.78%	356	6	7.11%	57	1	5.39%
Total Consumer loans	4,478	48	4.33%	4,145	44	4.30%	3,611	34	3.85%
Commercial Real Estate	2,394	35	5.65%	2,250	33	5.66%	2,017	26	5.09%
Commercial and Industrial	1,744	23	5.26%	1,594	21	5.39%	1,257	17	5.30%
Warehouse Lending	1,997	27	5.21%	1,175	16	5.47%	1,495	19	5.03%
Total Commercial loans	6,135	85	5.40%	5,019	70	5.53%	4,769	62	5.13%
Total loans held-for-investment	10,613	133	4.95%	9,164	114	4.97%	8,380	96	4.58%
Loans with government guarantees	502	4	2.94%	455	3	2.96%	280	2	3.66%
Investment securities	2,907	20	2.75%	3,258	24	2.91%	3,049	21	2.72%
Interest-earning deposits	198	1	2.23%	151	1	2.77%	114	1	1.72%
Total interest-earning assets	17,759	$198	4.42%	16,294	$180	4.43%	15,993	$167	4.17%
Other assets	2,207			2,144			1,791
Total assets	$19,966			$18,438			$17,784
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,323	$3	0.84%	$1,220	$2	0.68%	$704	$1	0.60%
Savings deposits	3,191	9	1.16%	3,089	7	0.95%	3,412	8	0.86%
Money market deposits	745	1	0.32%	778	1	0.27%	247	—	0.54%
Certificates of deposit	2,611	15	2.34%	2,488	13	2.13%	2,006	8	1.63%
Total retail deposits	7,870	28	1.42%	7,575	23	1.22%	6,369	17	1.06%
Government deposits	1,128	5	1.51%	1,170	4	1.51%	1,111	3	1.12%
Wholesale deposits and other	417	2	2.35%	387	2	2.23%	264	1	1.96%
Total interest-bearing deposits	9,415	35	1.47%	9,132	29	1.30%	7,744	21	1.10%
Short-term FHLB advances and other	2,633	17	2.53%	2,725	17	2.54%	3,646	17	1.85%
Long-term FHLB advances	354	1	1.72%	153	1	1.54%	1,280	7	2.25%
Other long-term debt	496	7	5.77%	495	7	5.90%	494	7	5.60%
Total interest-bearing liabilities	12,898	60	1.85%	12,505	54	1.75%	13,164	52	1.58%
Noninterest-bearing deposits
Retail deposits and other	1,275			1,241			1,067
Custodial deposits (1)	3,469			2,533			1,603
Noninterest-bearing deposits	4,744			3,774			2,670
Other liabilities	656			576			475
Stockholders' equity	1,668			1,583			1,475
Total liabilities and stockholders' equity	$19,966			$18,438			$17,784
Net interest-earning assets	$4,861			$3,789			$2,829
Net interest income		$138			$126			$115
Interest rate spread (2)			2.57%			2.69%			2.58%
Net interest margin (3)			3.08%			3.09%			2.86%
Ratio of average interest-earning assets to interest-bearing liabilities			137.7%			130.3%			121.5%
Total average deposits	$14,159			$12,906			$10,414

(1)	Approximately 80 percent includes custodial deposits from loans subserviced which pay interest that is recognized as an offset in net loan administration income.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

	Six Months Ended
	June 30, 2019			June 30, 2018
	Average Balance	Interest	Annualized Yield/Rate	Average Balance	Interest	Annualized Yield/Rate
Interest-Earning Assets
Loans held-for-sale	$3,403	$79	4.63%	$4,201	$90	4.31%
Loans held-for-investment
Residential first mortgage	3,095	56	3.63%	2,824	49	3.47%
Home equity	780	22	5.58%	674	17	5.13%
Other	438	15	6.91%	42	1	5.12%
Total Consumer loans	4,313	93	4.32%	3,540	67	3.80%
Commercial Real Estate	2,322	66	5.66%	1,986	50	4.98%
Commercial and Industrial	1,669	45	5.32%	1,237	33	5.25%
Warehouse Lending	1,589	42	5.30%	1,173	30	5.07%
Total Commercial loans	5,580	153	5.46%	4,396	113	5.08%
Total loans held-for-investment	9,893	246	4.96%	7,936	180	4.51%
Loans with government guarantees	478	7	2.95%	285	5	3.69%
Investment securities	3,081	44	2.83%	3,140	43	2.71%
Interest-earning deposits	175	2	2.47%	113	1	1.69%
Total interest-earning assets	17,030	$378	4.43%	15,675	$319	4.06%
Other assets	2,176			1,764
Total assets	$19,206			$17,439
Interest-Bearing Liabilities
Retail deposits
Demand deposits	$1,271	$5	0.76%	$626	$1	0.46%
Savings deposits	3,140	17	1.06%	3,451	14	0.83%
Money market deposits	762	1	0.30%	226	1	0.49%
Certificates of deposit	2,550	28	2.24%	1,814	14	1.55%
Total retail deposits	7,723	51	1.32%	6,117	30	0.99%
Government deposits	1,149	9	1.51%	1,118	6	1.07%
Wholesale deposits and other	402	4	2.30%	217	2	1.94%
Total interest-bearing deposits	9,274	64	1.39%	7,452	38	1.03%
Short-term FHLB advances and other	2,679	34	2.53%	3,838	32	1.68%
Long-term FHLB advances	254	2	1.67%	1,285	14	2.17%
Other long-term debt	495	14	5.84%	494	14	5.49%
Total interest-bearing liabilities	12,702	114	—%	13,069	98	1.50%
Noninterest-bearing deposits
Retail deposits and other	1,258			914
Custodial deposits (1)	3,004			1,529
Noninterest-bearing deposits	4,262			2,443
Other liabilities	616			482
Stockholders' equity	1,626			1,445
Total liabilities and stockholders' equity	$19,206			$17,439
Net interest-earning assets	$4,328			$2,606
Net interest income		$264			$221
Interest rate spread (2)			2.63%			2.56%
Net interest margin (3)			3.08%			2.81%
Ratio of average interest-earning assets to interest-bearing liabilities			134.1%			119.9%
Total average deposits	$13,536			$9,895

(1)	Approximately 80 percent includes custodial deposits from loans subserviced which pay interest that is recognized as an offset in net loan administration income.

(2)	Interest rate spread is the difference between rate of interest earned on interest-earning assets and rate of interest paid on interest-bearing liabilities.

(3)	Net interest margin is net interest income divided by average interest-earning assets.

Earnings Per Share
(Dollars in millions, except share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net income	$61	$36	$50	$97	$85
Weighted average shares
Weighted average common shares outstanding	56,446,077	56,897,799	57,491,714	56,670,690	57,424,557
Effect of dilutive securities
Stock-based awards	615,745	692,473	766,863	651,823	861,770
Weighted average diluted common shares	57,061,822	57,590,272	58,258,577	57,322,513	58,286,327
Earnings per common share
Basic earnings per common share	$1.08	$0.64	$0.86	$1.71	$1.47
Effect of dilutive securities
Stock-based awards	(0.02)	(0.01)	(0.01)	(0.02)	(0.02)
Diluted earnings per common share	$1.06	$0.63	$0.85	$1.69	$1.45

Regulatory Capital - Bancorp
(Dollars in millions)
(Unaudited)

	June 30, 2019		March 31, 2019		December 31, 2018		June 30, 2018
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,566	7.96%	$1,520	8.37%	$1,505	8.29%	$1,525	8.65%
Total adjusted avg. total asset base	$19,663		$18,171		$18,158		$17,630
Tier 1 common equity (to risk weighted assets)	$1,326	9.13%	$1,280	9.69%	$1,265	10.54%	$1,285	10.84%
Tier 1 capital (to risk weighted assets)	$1,566	10.78%	$1,520	11.51%	$1,505	12.54%	$1,525	12.86%
Total capital (to risk weighted assets)	$1,679	11.56%	$1,650	12.49%	$1,637	13.63%	$1,665	14.04%
Risk-weighted asset base	$14,525		$13,209		$12,006		$11,855

Regulatory Capital - Bank
(Dollars in millions)
(Unaudited)

	June 30, 2019		March 31, 2019		December 31, 2018		June 30, 2018
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Tier 1 leverage (to adjusted avg. total assets)	$1,633	8.32%	$1,641	9.04%	$1,574	8.67%	$1,594	9.04%
Total adjusted avg. total asset base	$19,614		$18,155		$18,151		$17,637
Tier 1 common equity (to risk weighted assets)	$1,633	11.25%	$1,641	12.44%	$1,574	13.12%	$1,594	13.44%
Tier 1 capital (to risk weighted assets)	$1,633	11.25%	$1,641	12.44%	$1,574	13.12%	$1,594	13.44%
Total capital (to risk weighted assets)	$1,745	12.03%	$1,771	13.42%	$1,705	14.21%	$1,734	14.62%
Risk-weighted asset base	$14,508		$13,193		$11,997		$11,863

Loans Serviced
(Dollars in millions)
(Unaudited)

	June 30, 2019		March 31, 2019		December 31, 2018		June 30, 2018
	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts	Unpaid Principal Balance (1)	Number of accounts
Subserviced for others (2)	$170,139	816,743	$170,476	814,248	$146,040	705,149	$93,761	424,331
Serviced for others	25,774	106,334	21,925	90,622	21,592	88,434	19,249	78,898
Serviced for own loan portfolio (3)	7,264	59,873	7,631	56,687	7,438	57,401	7,387	39,385
Total loans serviced	$203,177	982,950	$200,032	961,557	$175,070	850,984	$120,397	542,614

(1)	UPB, net of write downs, does not include premiums or discounts.

(2)	Includes temporary short-term subservicing performed as a result of sales of servicing-released mortgage servicing rights. Includes repossessed assets.

(3)
Includes loans held-for-investment (residential first mortgage, home equity and other consumer), loans-held-for-sale (residential first mortgage), loans with government guarantees (residential first mortgage), and repossessed assets.

Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	June 30, 2019		March 31, 2019		December 31, 2018		June 30, 2018
Consumer loans
Residential first mortgage	$3,241	27.8%	$3,100	31.2%	$2,999	33.0%	$2,986	33.5%
Home equity	922	7.9%	796	8.0%	731	8.0%	685	7.7%
Other	576	4.9%	433	4.4%	314	3.5%	88	1.0%
Total consumer loans	4,739	40.7%	4,329	43.6%	4,044	44.5%	3,759	42.2%
Commercial loans
Commercial real estate	2,463	21.1%	2,324	23.4%	2,152	23.7%	2,020	22.7%
Commercial and industrial	1,821	15.6%	1,651	16.6%	1,433	15.8%	1,324	14.9%
Warehouse lending	2,632	22.6%	1,632	16.4%	1,459	16.0%	1,801	20.2%
Total commercial loans	6,916	59.3%	5,607	56.4%	5,044	55.5%	5,145	57.8%
Total loans held-for-investment	$11,655	100.0%	$9,936	100.0%	$9,088	100.0%	$8,904	100.0%

Other Consumer Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	June 30, 2019		March 31, 2019		December 31, 2018		June 30, 2018
Indirect Lending	$408	70.8%	$270	62.3%	$153	48.7%	$62	70.5%
Point of Sale	51	8.9%	41	9.5%	28	8.9%	—	—%
Other	117	20.3%	122	28.2%	133	42.4%	26	29.5%
Total other consumer loans	$576	100.0%	$433	100.0%	$314	100.0%	$88	100.0%

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	As of/For the Three Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018
Allowance for loan losses
Residential first mortgage	$26	$35	$45
Home equity	16	16	19
Other	5	4	1
Total consumer loans	47	55	65
Commercial real estate	34	36	45
Commercial and industrial	24	30	21
Warehouse lending	5	6	6
Total commercial loans	63	72	72
Total allowance for loan losses	$110	$127	$137

Allowance for Loan Losses
(Dollars in millions)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Beginning balance	$127	$128	$139	$128	$140
Provision (benefit) for loan losses	17	—	(1)	17	(1)
Charge-offs
Total consumer loans	(4)	(2)	(2)	(6)	(4)
Total commercial loans	(31)	—	—	(31)	—
Total charge-offs	$(35)	$(2)	$(2)	$(37)	$(4)
Recoveries
Total consumer loans	1	1	1	2	2
Total recoveries	1	1	1	2	2
Charge-offs, net of recoveries	(34)	(1)	(1)	(35)	(2)
Ending balance	$110	$127	$137	$110	$137
Net charge-offs/(recoveries) to LHFI ratio (annualized) by loan type (1):
Residential first mortgage	0.11%	0.05%	0.04%	0.08%	0.08%
Home equity and other consumer	0.71%	0.23%	0.10%	0.98%	0.19%
Commercial real estate	—%	—%	—%	—%	(0.01)%
Commercial and industrial	7.11%	0.02%	(0.01)%	3.72%	(0.01)%

(1)	Excludes loans carried under the fair value option.

Nonperforming Loans and Assets
(Dollars in millions)
(Unaudited)

	June 30, 2019	March 31, 2019	December 31, 2018	June 30, 2018
Nonperforming LHFI	$52	$14	$12	$13
Nonperforming TDRs	4	3	3	4
Nonperforming TDRs at inception but performing for less than six months	7	7	7	10
Total nonperforming LHFI and TDRs (1)	63	24	22	27
Real estate and other nonperforming assets, net	9	8	7	7
LHFS	$15	$13	$10	$7
Total nonperforming assets	$87	$45	$39	$41

Ratio of nonperforming assets to total assets (2)	0.36%	0.17%	0.16%	0.19%
Ratio of nonperforming LHFI and TDRs to LHFI	0.54%	0.24%	0.24%	0.30%
Ratio of nonperforming assets to LHFI and repossessed assets (2)	0.62%	0.33%	0.32%	0.38%

(1)	Includes less than 90 day past due performing loans placed on nonaccrual. Interest is not being accrued on these loans.

(2)	Ratio excludes LHFS.

Asset Quality - Loans Held-for-Investment
(Dollars in millions)
(Unaudited)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 days (1)	Total Past Due	Total Loans Held-for-Investment
June 30, 2019
Consumer loans	$5	$2	$26	$33	$4,739
Commercial loans	1	—	37	38	6,916
Total loans	$6	$2	$63	$71	$11,655
March 31, 2019
Consumer loans	$6	$2	$24	$32	$4,329
Commercial loans	—	1	—	1	5,607
Total loans	$6	$3	$24	$33	$9,936
December 31, 2018
Consumer loans	$5	$2	$22	$29	$4,044
Commercial loans	—	—	—	—	5,044
Total loans	$5	$2	$22	$29	$9,088
June 30, 2018
Consumer loans	3	—	27	$30	$3,759
Commercial loans	—	—	—	—	5,145
Total loans	$3	$—	$27	$30	$8,904

(1)	Includes performing nonaccrual loans that are less than 90 days delinquent and for which interest cannot be accrued.

Troubled Debt Restructurings
(Dollars in millions)
(Unaudited)

	TDRs
	Performing	Nonperforming	Total
June 30, 2019
Consumer loans	$41	$11	$52
Total TDR loans	$41	$11	$52
March 31, 2019
Consumer loans	$43	$10	$53
Total TDR loans	$43	$10	$53
December 31, 2018
Consumer loans	$44	$10	$54
Total TDR loans	$44	$10	$54
June 30, 2018
Consumer loans	$43	$14	$57
Total TDR loans	$43	$14	$57

Non-GAAP Reconciliation
(Dollars in millions)
(Unaudited)

In addition to analyzing the Company's results on a reported basis, management reviews the Company's results and the results on an adjusted basis. The non-GAAP measures presented in the tables below reflect the adjustments of the reported U.S.GAAP results for significant items that management does not believe are reflective of the Company's current and ongoing operations. The DOJ benefit and acquisition related expenses and hedging gains recognized in conjunction with the Well Fargo branch acquisition from 2018 are not reflective of our ongoing operations and, therefore, have been excluded from our U.S. GAAP results. The Company believes that tangible book value per share, tangible common equity to assets ratio, return on average tangible equity, adjusted return on average tangible equity, adjusted return on average assets, adjusted HFI loan-to-deposit ratio, adjusted net income, adjusted basic and diluted earnings per share, adjusted noninterest expense, adjusted net interest income, adjusted net interest margin, adjusted income before taxes, adjusted provision for income taxes, and adjusted efficiency ratio provide a meaningful representation of its operating performance on an ongoing basis.

The following tables provide a reconciliation of non-GAAP financial measures.

Tangible book value per share and tangible common equity to assets ratio.

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in millions, except share data)
Total stockholders' equity	$1,656	$1,574	$1,570	$1,518	$1,475
Less: Goodwill and intangible assets	178	182	190	70	71
Tangible book value	$1,478	$1,392	$1,380	$1,448	$1,404

Number of common shares outstanding	56,483,937	56,480,086	57,749,464	57,625,439	57,598,406
Tangible book value per share	$26.16	$24.65	$23.90	$25.13	$24.37

Total assets	$20,206	$19,445	$18,531	$18,697	$18,130
Tangible common equity to assets ratio	7.31%	7.16%	7.45%	7.74%	7.74%

Return on average tangible equity, adjusted return on average tangible equity and adjusted return on average assets.

	Three Months Ended			Six Months Ended
	June 30, 2019	December 31, 2018	June 30, 2018	June 30, 2019	June 30, 2018
	(Dollars in millions)
Net income	$61	$54	$50	$97	$85
Less: Intangible asset amortization	4	3	1	8	1
Tangible net income	$65	$57	$51	$105	$86

Total average equity	$1,668	$1,548	$1,475	$1,626	$1,445
Less: Average goodwill and intangible assets	180	129	71	184	54
Total tangible average equity	$1,488	$1,419	$1,404	$1,442	$1,391

Return on average equity	14.58%	13.98%	13.45%	11.94%	11.73%
Return on average tangible equity	17.14%	15.77%	14.38%	14.33%	12.32%
Adjustment to remove DOJ benefit	(5.45)%	—%	—%	(2.70)%	—%
Adjustment to remove Wells Fargo acquisition costs	—%	3.32%	—%	—%	—%
Adjustment to remove hedging gains	—%	(6.76)%	—%	—%	—%
Adjusted return on average tangible equity	11.69%	12.33%	14.38%	11.63%	12.32%

Return on average assets	1.22%	1.17%	1.12%	1.01%	0.97%
Adjustment to remove DOJ benefit	(0.41)%	—%	—%	(0.20)%	—%
Adjustment to remove Wells Fargo acquisition costs	—%	0.26%	—%	—%	—%
Adjustment to remove hedging gains	—%	(0.52)%	—%	—%	—%
Adjusted return on average assets	0.81%	0.91%	1.12%	0.81%	0.97%

Adjusted HFI loan-to-deposit ratio.

	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
	(Dollars in millions, except share data)
Average LHFI	$10,613	$9,164	$8,916	$8,872	$8,380
Less: Average warehouse loans	1,997	1,175	1,337	1,586	1,495
Adjusted average LHFI	$8,616	$7,989	$7,579	$7,286	$6,885

Average deposits	$14,159	$12,906	$11,942	$11,336	$10,414
Less: Average custodial deposits	3,471	2,535	2,133	1,971	1,604
Adjusted average deposits	$10,688	$10,371	$9,809	$9,365	$8,810

HFI loan-to-deposit ratio	75.0%	71.0%	74.7%	78.3%	80.5%
Adjusted HFI loan-to-deposit ratio	80.6%	77.0%	77.3%	77.8%	78.1%

Adjusted net interest income, noninterest income, noninterest expense, income before income taxes, provision for income taxes, net income, basic earnings per share, diluted earnings per share, net interest margin and efficiency ratio.

	Three Months Ended
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
	(Dollars in millions)
Net interest income	$138	$126	152	124
Hedging gains	—	—	(29)	—
Adjusted net interest income	$138	$126	$123	$124

Noninterest income	$168	$109	98	107
DOJ benefit	(25)	—	—	—
Adjusted noninterest income	$143	$109	$98	$107

Noninterest expense	$214	$191	$189	$173
Wells Fargo acquisition costs	—	1	14	1
Adjusted noninterest expense	$214	$190	$175	$172

Income before income taxes	$75	$44	$66	$60
Adjustment for hedging gains	—	—	(29)	—
Adjustment for DOJ benefit	(25)	—	—	—
Adjustment for Wells Fargo acquisition costs	—	1	14	1
Adjusted income before income taxes	$50	$45	$51	$61

Provision for income taxes	$14	$8	$12	$12
Tax impact on adjustment for hedging gains	—	—	(5)	—
Tax impact on adjustment for DOJ benefit	(5)	—	—	—
Tax impact on adjustment for Wells Fargo acquisition costs	—	—	2	—
Adjusted provision for income taxes	$9	$8	$9	$12

Net income	$61	$36	$54	$48
Adjusted net income	$41	$37	$42	$49

Weighted average common shares outstanding	56,446,077	56,897,799	57,628,561	57,600,360
Weighted average diluted common shares	57,061,822	57,586,100	58,385,354	58,332,598
Adjusted basic earnings per share	$0.72	$0.65	$0.73	$0.86
Adjusted diluted earnings per share	$0.71	$0.64	$0.72	$0.85

Average interest earning assets	$17,759	$16,294	$16,391	$16,786
Net interest margin	3.08%	3.09%	3.70%	2.93%
Adjusted net interest margin	3.08%	3.09%	2.99%	2.93%

Efficiency ratio	69.8%	81.3%	75.7%	74.6%
Adjustment to remove hedging gains	—%	—%	9.2%	—%
Adjustment to remove DOJ benefit	6.3%	—%	—%	—%
Adjustment to remove Wells Fargo acquisition costs	—%	(0.5)%	(5.7)%	(0.5)%
Adjusted efficiency ratio	76.1%	80.8%	79.2%	74.1%